Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-109980 on Form N-1A of our report dated November 21, 2024, relating to the financial statements and financial highlights of BATS: Series I Portfolio of BlackRock Allocation Target Shares (the “Fund”), appearing in Form N-CSR of the Fund for the year ended September 30, 2024 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 23, 2025